Exhibit 99.2

Vallon Pharmaceuticals Appoints Leanne Kelly as Chief Financial Officer

May 11, 2021

- Financial executive bringing over 20 years of experience in accounting, finance and management with a foundation established from big four accounting firm

PHILADELPHIA, PA, May 11, 2021 (GLOBE NEWSWIRE) -- Vallon Pharmaceuticals Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of CNS disorders, today announced the appointment of Leanne Kelly as its Chief Financial Officer.

Ms. Kelly is an accomplished financial executive with over 20 years of experience leading private and publicly traded companies across life science, technology and e-Commerce sectors and a foundation in public accounting.

“Following our IPO earlier this year, we have taken thoughtful steps to strengthen our team and ensure we have key people with the right expertise needed to best position the Company for success. Leanne is a great addition to the Vallon executive management team as CFO and her industry experience and professional track record are perfectly aligned with the Company’s strategic priorities in the near and long term,” commented David Baker, President & Chief Executive Officer of Vallon.

Prior to joining Vallon, she most recently served as the Controller and Executive Director, Global Financial Reporting at OptiNose, Inc. a $50M revenue specialty pharmaceutical company. Over the course of her career, she has held Senior Vice President of Finance, Controller and Chief Financial Officer positions in private and public companies such as Flower Orthopedics, Iroko Pharmaceuticals, LLC, and Genaera Corporation. Ms. Kelly began her career as an auditor with KPMG LLP. While serving in those roles, Ms. Kelly's work included multi-million dollar financings, M&A diligence and support. She also has experience in financial oversight, internal and external financial reporting, forecasting, and financial analysis, as well as investor and public relations.

“Vallon truly represents an exciting opportunity for me with the recently completed IPO and its lead clinical development program, ADAIR, on target for pivotal data readout in the second half of this year,” added Ms. Kelly. “I look forward to leveraging the knowledge and tools amassed over my career to help propel us to our next phase of growth.”

Ms. Kelly received her Bachelor of Science degree in Business Economics with a concentration in Accounting from Lehigh University, and is a licensed CPA (inactive status) in the state of Pennsylvania.

About Vallon Pharmaceuticals Inc.

Vallon Pharmaceuticals Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market, and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, and Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 29, 2021. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com